EXHIBIT 10.22.5

THE RETIREMENT PLAN FOR OFFICERS OF NCR

(AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2008)

WHEREAS, this Plan was originally adopted effective as of May 17, 1989, and has been amended from time to time; and

WHEREAS, to comply with final regulations issued under Section 409A of the Code, the Company desires to amend and restate the Plan;

NOW THEREFORE, the Plan is hereby amended and restated in its entirety, as set forth herein, effective as of December 31, 2008.

ARTICLE I

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings hereinafter set forth:

“Affiliate” shall have meaning set forth in SEC Rule 405 under the Securities Act of 1933, as currently in effect.

“AT&T” means AT&T Corp., a New York corporation, and its successors.

“Board of Directors” means the Board of Directors of NCR Corporation.

“Career Average Monthly Salary” shall mean a Participant’s average monthly salary for all years of Service immediately preceding the Termination Date or the date of the Participant’s termination of participation in the Plan, including amounts received by a Participant from the Company through the U.S. payroll while actively employed that are currently includible in gross income for Federal income tax purposes, and sick pay and any salary deferral contributions made by the Company on behalf of the Participant for the Plan Year; but excluding expense reimbursements, fringe benefits, moving expenses, deferred compensation, welfare benefits, signing bonuses, retention bonuses and severance pay.

If a Participant, because of absence for sickness or disability or other authorized leave of absence, does not have earnings, base earnings shall be imputed at the last rate in effect immediately prior to the commencement of such absence for the period of such absences, but in no event more than 20 quarters.

“Committee” means the Compensation and Human Resource Committee of the Board of Directors.

“Company” means NCR Corporation, a Maryland corporation, and its successors.

“Disability” means the inability of a Participant, because of bodily injury or disease which results from an avoidable cause, to perform the duties of such Participant’s regular occupation, as determined by the Committee.

“409A Committee” means the administrative committee designated by the Senior Vice President, Human Resources of the Company.

“Participant” shall have the meaning set forth in ARTICLE IV.

“Pension Plan” means the NCR Pension Plan.

“Pension Plan Benefit” means the monthly amount of any employer-provided pension paid to a Participant under the Pension Plan or any other defined benefit pension plan of the Company, a subsidiary or Affiliate thereof, with respect to the Participant’s Service, excluding, however, any monthly amount payable to a Participant from his PensionPlus account under the Pension Plan. “Pension Plan Benefit” shall also include any monthly amount received by a Participant from the Nonqualified Excess Plan, or any long-term disability plan sponsored by the Company or a subsidiary or Affiliate thereof, during such time as the Participant receives such long-term disability benefit.

“Plan” means The Retirement Plan for Officers of NCR, as embodied herein or as amended from time to time.

“Separation from Service” means a termination of employment with the Company and its affiliated group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code (for this purpose, the term “affiliated group” shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code). To the extent permitted by Section 409A of the Code, the 409A Committee retains discretion, in the event of a sale or other disposition of assets, to specify whether a Participant who provides services to the purchaser immediately after the transaction has incurred a Separation from Service. If a Participant was an employee of the Company or its affiliated group immediately prior to the spin-off of Teradata Corporation by the Company and an employee of Teradata Corporation or its affiliated group immediately after the spin-off, then solely for purposes of determining when that Participant has incurred a Separation from Service, the term “Company” as used in this definition shall mean Teradata Corporation, instead of NCR Corporation.

“Service” means a Participant’s period of employment with the Company, a subsidiary or Affiliate thereof, or a predecessor of any of the foregoing from the date of participation in the Plan to the earlier of the Termination Date or the date of loss of participating status under this Plan. Service shall be computed to the nearest full month.

“Spouse” means the spouse of a Participant who was legally married to the Participant on the date payment of the Participant’s benefits commence hereunder.

“Termination Date” means the date on which a Participant ceases to be employed by the Company or any of its foreign or domestic subsidiaries, by reason of such Participant’s death, disability, retirement, resignation, discharge or otherwise.

ARTICLE II

PURPOSE

The purpose of the Plan is to provide for the payment of supplemental retirement benefits to executives of the Company in order to attract and retain executives of superior ability, industry and loyalty.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to select Participants, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such actions in connection with the Plan or the benefits thereunder as it deems necessary or advisable. All such determinations, interpretations and actions by the Committee under the Plan or with respect to any benefits thereunder shall be final and binding on all persons.

ARTICLE IV

ELIGIBILITY

Participants in the Plan on December 31, 1996 shall continue to participate in the Plan. Effective January 1, 1997, any employee of the Company who is hired at or promoted to a Band I position, and any employee of the Company who is hired at or promoted to a Band II position in the United States, shall become a Participant effective as of the first day of employment in such position. The Committee, in its discretion, may designate other employees of the Company as Participants in the Plan.

Participation shall cease on the earlier of the date on which the Participant terminates employment with the Company or dies.

Notwithstanding the above, effective June 1, 2002, no new participants will be admitted to the Plan.

ARTICLE V

AGREEMENTS

Participants in, and the benefits to which each Participant may be entitled under, the Plan shall be evidenced by agreements between the Company and each Participant, which agreements shall comply with and be subject to all the terms and conditions of the Plan.

ARTICLE VI

RETIREMENT AND TERMINATION BENEFITS

1. A Participant who retires at or after his or her 65th birthday shall be entitled to receive monthly benefits under the Plan in an amount equal to (a) minus (b).

(a) 2.5% of the Participant’s Career Average Monthly Salary multiplied by the number of years of Service.

(b) The Pension Plan Benefit.

Effective December 31, 2006, no additional benefits shall accrue under the Plan, and the calculation of benefits accrued as of December 31, 2006 shall be based on service, compensation and the Pension Plan Benefit determined as of such date.

2. In the event a Participant retires or terminates employment with the Company on or after his or her 55th birthday and prior to his or her 65th birthday, the benefit he or she is entitled to receive shall be the amount determined pursuant to Section l of this ARTICLE VI, reduced in accordance with the following table:

Age at Termination Date	Percentage of Monthly Benefit which shall be paid commencing on the Termination Date
62 and over	100.0%
61	94%
60	88%
59	82%
58	76%
57	70%
56	64%
55	58%
54	52%
53	46%
52	40%
51	34%
50	28%

(An adjustment shall be made by straight line interpolation for ages which are not integral.)

3. A Participant shall be entitled to benefits under the Plan only if he or she is vested in the Plan benefit at the time his or her employment with the Company terminates, or his or her participation in the Plan terminates due to change in employment status. A Participant shall become vested in his or her Plan benefit upon (1) completion of five years of service with the Company, or (2) the Participant’s death while employed by the Company.

4. If a Participant’s participation in the Plan terminates due to a change in such Participant’s employment status with the Company, the amount of his or her benefits shall be computed in accordance with Section 1 or 2 of this ARTICLE VI; provided, however, that for purposes of determining the Pension Plan Benefit, the portion of any pension paid to such former Participant under the Pension Plan attributable to the period after the termination of participation in the Plan shall be disregarded.

5. Notwithstanding any other provisions of the Plan, and except as otherwise provided in Appendix A, if a Participant is discharged by the Company for fraud or misconduct, such Participant shall forfeit all rights to benefits under the Plan.

6. If at any time the Committee, in its sole discretion, determines that a Participant, former Participant or other person who is entitled to receive or is receiving any benefits under the Plan has become, within three years of the anniversary of the Participant’s or former Participant’s Termination Date, an employee of, a proprietor, partner, principal, or more than 5% shareholder in, or consultant to any corporation, partnership, proprietorship or other entity which is in competition with the Company, he or she shall forfeit all rights to benefits under the Plan. In the event and to the extent that any portion of this Section 6 shall be determined by a court of competent jurisdiction to be invalid and unenforceable, such determination shall not affect that portion to the extent it is not determined to be invalid and unenforceable.

7. Except as otherwise provided in Appendix A, the Committee shall have the sole discretion to determine if a Participant has retired or terminated employment with the Company and if any termination is voluntary or involuntary.

8. A change in control of NCR Corporation occurred on September 13, 1991. Each Participant who had been a Participant for at least one year prior to September 13, 1991 and who is a Participant and actively employed by the Company or a subsidiary or Affiliate thereof on and after January 1, 1995, is entitled to a benefit as determined under Appendix A to this Plan, instead of the benefit described in this ARTICLE VI.

ARTICLE VII

TIME AND FORM OF BENEFIT PAYMENTS

1. Grandfathered Participants. Each Participant listed on Appendix B, as it may be amended from time to time by the 409A Committee (a “Grandfathered Participant”), was vested in his benefit as of, and terminated employment on or before, December 31, 2004. Therefore, the entire benefit of each Grandfathered Participant constitutes an “amount deferred” prior to January 1, 2005 within the meaning of Section 409A of the Code. Each Grandfathered Participant (or his Spouse) shall continue to receive or commence receiving his benefits under Article VI or Appendix A (as applicable) at the same time and in the same form as the Participant’s (or Spouse’s) benefit under the Pension Plan, in accordance with administrative rules in effect under the Plan as of October 3, 2004. Nothing contained herein is intended to materially enhance a benefit or right existing under the Plan as in effect on October 3, 2004, or add a new material benefit or right, with respect to the Grandfathered Participants. It is intended that benefits under Article III with respect to Grandfathered Participants shall be exempt from the application of Section 409A of the Code.

2. Non-Grandfathered Participants. Each Participant who is not a Grandfathered Participant (a “Covered Participant”) may, no later than a date specified by the 409A Committee (provided that such date occurs no later than December 31, 2008), make the following elections on a form provided by the 409A Committee in accordance with the following terms and conditions (and such additional terms and conditions as the 409A Committee may specify in its sole discretion):

(a) Except as otherwise provided in ARTICLE VIII or this ARTICLE VII, each Covered Participant may elect to have his benefits under ARTICLE VI or Appendix A (as applicable) commence on the later of (x) the first business day of the seventh month immediately following the Covered Participant’s Separation from Service, or (y) the first business day of the month immediately following the attainment of an age specified by the Covered Participant between 55 and 65; provided that the Covered Participant will attain the specified age in 2009 or later; and provided further that to the extent that a Covered Participant does not timely file an election as provided in this ARTICLE VII(2)(a), or such election does not comply with the Plan or the terms and conditions established by the 409A Committee, then he will be deemed to have irrevocably elected age 55 (or for a Participant that has attained at least age 55 prior to January 1, 2009, the age that such Covered Participant that will attain in 2009). The election described in this ARTICLE VII(2)(a) shall become irrevocable on a date specified by the 409A Committee. Once irrevocable, the election may not be changed.

(b) Except as otherwise provided in ARTICLE VIII or this ARTICLE VII, each Covered Participant may elect to have his benefits under ARTICLE VI or Appendix A (as applicable) paid in the form of a single life annuity or an actuarially equivalent (within the meaning of Treasury Regulation § 1.409A-2(b)(2)(ii)) 50%, 75% or 100% joint and survivor annuity (determined using the actuarial assumptions of the Pension Plan), payable in bi-weekly installments. To the extent that a Covered Participant does not timely file an election as provided in this ARTICLE VII(2)(b), or such election does not comply with the Plan or the terms and conditions established by the 409A Committee, then a Covered Participant who is unmarried on the date that payments commence pursuant to ARTICLE VII(2)(a) will be deemed to have irrevocably elected a single life annuity, and a Covered Participant who is married on the date that payments commence pursuant to ARTICLE VII(2)(a) will be deemed to have irrevocably elected a 50% joint and survivor annuity. The election described in this ARTICLE VII(2)(b) shall become irrevocable on a date specified by the 409A Committee. Notwithstanding the preceding sentence, a Covered Participant designated by the 409A Committee may elect, on a form provided by the 409A Committee and subject to such terms and conditions as the 409A Committee specifies, to change his form of annuity to another annuity form specified in this ARTICLE VII(2)(b) at any time prior to the payment commencement date.

(c) The elections described in this ARTICLE VII(2) shall also apply to the Covered Participant’s benefits, if any, under the NCR Nonqualified Excess Plan, the NCR Officer Plan, the NCR Mid Career Hire Supplemental Pension Plan, and the NCR Supplemental Pension Plan for AT&T Transfers. This ARTICLE VII(2) is intended to comply with the requirements of Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent. Therefore, this ARTICLE VII(2) shall not apply to the extent that it would cause an amount otherwise payable in 2008 pursuant to the terms of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) in effect immediately prior to December 31, 2008 to be paid in a later year; instead, the amounts otherwise payable in 2008 shall continue to be paid to the Covered Participant in accordance with the terms of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) in effect immediately prior to December 31, 2008.

3. Discretionary Lump Sum Payment. Notwithstanding the foregoing, and to the extent permitted by Section 409A, the Company may, in its sole discretion, pay the benefit of any Participant in a single lump sum payment, provided that (a) such payment results in the termination and liquidation of the entirety of the Participant’s interest in the Plan (and any other deferred compensation arrangement of the Company that is aggregated with the Plan pursuant to Treasury Regulation § 1.409A-1(c)), (b) the amount of such payment (determined using the actuarial assumptions applicable under the Pension Plan) does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which the payment is made, and (c) with respect to a Covered Participant, in no event may a payment be accelerated following a Covered Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the date of the Participant’s death).

ARTICLE VIII

PRE-RETIREMENT BENEFITS

With respect to Participants eligible for the benefits described in Appendix A, except as provided in Section 4 below, the provisions of this ARTICLE VIII shall be, in all respects, subject to Appendix A and, in the event of any conflict between the terms of Appendix A and any other terms of the Plan, the terms of Appendix A shall prevail and supersede any such other terms.

l. In the event of the death of a Participant on or after the effective date of participation in the Plan and the Participant attaining age 55, but prior to such Participant’s (a) retirement or other termination of employment with the Company, if the Participant is a Grandfathered Participant, or (b) commencement of benefits under this Plan, if the Participant is a Covered Participant, his or her Spouse shall be entitled to receive benefits under the Plan in an annual amount equal to 50% of the benefits to which the Participant would have been entitled to receive had he retired on the date of his death. However, such benefits shall not be reduced pursuant to Section 2 of ARTICLE VI.

2. In the event of the death of a Participant on or after the effective date of participation in the Plan and prior to such Participant’s (a) retirement or other termination of employment with the Company, if the Participant is a Grandfathered Participant, or (b) commencement of benefits under this Plan, if the

Participant is a Covered Participant, and, in either case, prior to the Participant attaining age 55, his or her Spouse shall be entitled to receive benefits under the Plan in an annual amount equal to 50% of the benefits to which the Participant would have been entitled to receive had he retired on the date following the day he would have attained age 55. Such benefits shall be reduced pursuant to Section 2 of ARTICLE VI to those payable at age 55.

3. Notwithstanding any election by a Participant pursuant to ARTICLE VII(2), benefits payable pursuant to ARTICLE VIII(1), (2) or (4) shall be paid in equal bi-weekly installments for the life of the Spouse, commencing (a) for a Grandfathered Participant, at the date of the Grandfathered Participant’s death, and (b) for a Covered Participant, on the later of (i) the first business day of the seventh month immediately following the Covered Participant’s death, or (ii) the first business day of the month immediately following the date that the Covered Participant would have attained age 55.

4. In the event of the death, prior to (a) termination of employment, if the Participant is a Grandfathered Participant, or (b) commencement of benefits under this Plan, if the Participant is a Covered Participant, of a Participant who would have been entitled to a benefit under Appendix A had he terminated employment immediately prior to his death, a survivor benefit will be payable to the Participant’s Spouse, if any, equal to the greater of (i) 50 percent of the amount of the benefit the Participant would have received under Appendix A if he had terminated employment immediately prior to his death (assuming he is at least age 50 solely for purposes of calculating the reduction in the benefit for early commencement), or (ii) the benefit calculated under Section l or 2 of this ARTICLE VIII, as applicable, without regard to Appendix A.

ARTICLE IX

CERTAIN PROVISIONS RELATING TO PARTICIPATION

l. No Participant, no former Participant, no person claiming under or through any Participant and no other person shall have any right or interest, whether vested or otherwise, in the Plan or its continuance, or in or to the payment of any benefits under the Plan, whether such benefits be vested, contingent or otherwise, unless and until all the terms, conditions and provisions of the Plan that affect such benefits and the payment thereof shall have been fully complied with as specifically provided in the Plan and any agreement thereunder.

2. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company to dismiss or otherwise terminate the employment or change the terms of employment or amount of compensation of any employee at any time for any reason with or without cause.

3. By his or her agreement to participate in the Plan, each Participant, each former Participant and each person claiming under or through such Participant or former Participant shall, except with respect to ARTICLE XI, ARTICLE XII or Appendix A, be conclusively bound by any action or decision taken or made or to be taken or made under the Plan by the Company, the Board of Directors and the Committee.

4. The Plan shall not be deemed a substitute for any retirement or other employee benefit plan or arrangements that may now or hereafter be provided for employees of the Company generally. Any such plan or arrangements may be authorized by the Board of Directors and payments thereunder may be made independently of the Plan.

ARTICLE X

AMENDMENT AND TERMINATION

The Committee shall have the right, without the consent of any Participant, former Participant, Spouse or any other person claiming under or through a Participant or former Participant, to amend or modify the Plan or any agreement between the Company and any Participant thereunder from time to time or to terminate or repeal the Plan or any such agreement entirely at any time; provided, however, that (a) no such action shall adversely affect any Participant’s, former Participant’s or Spouse’s accrued benefits prior to such action under the Plan or the benefits payable under Appendix A, (b) no amendment or termination may accelerate the payment of a benefit hereunder except as permitted by Section 409A of the Code, and (c) no amendment may be made, to the extent that it would result in a material modification (within the meaning of Section 409A of the Code) of the benefit of any Grandfathered Participant described in ARTICLE VII(1) of the Plan.

ARTICLE XI

CHANGE IN CONTROL

1. In the event of a Change-in-Control, as defined in Paragraph 2 below, a Participant who terminates employment with the Company during the three years following a Change-in-Control, in circumstances entitling the Participant to severance benefits under the NCR Severance Plan for Executive Positions, the NCR Change-in-Control Severance Plan for Executive Officers, the NCR Change-in-Control Severance Plan for Key At-Risk Associates or an individual letter agreement providing for change-in-control benefits will be fully vested under this Plan and entitled to receive benefits under the Plan as otherwise provided in ARTICLE VI.

2. A “Change-in-Control” means any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Article 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition, directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) A change in the composition of the Board such that the individuals who, as of January 1, 1997, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to January 1, 1997, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) The approval by the stockholders of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person (as defined in the following paragraph) which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

As used herein, “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

Notwithstanding anything herein to the contrary, the distribution by AT&T Corp. to its shareowners of all the outstanding shares of common stock of NCR Corporation shall not constitute a “Change In Control.”

3. A change in control of NCR Corporation occurred on September 13, 1991. Each Participant who had been a Participant for at least one year prior to September 13, 1991 and who was a Participant and actively employed by the Company or a subsidiary or Affiliate thereof continuously through January 1, 1995, is entitled to a benefit as determined under Appendix A to this Plan, instead of the benefit described in ARTICLE VI.

ARTICLE XII

MISCELLANEOUS

l. Assignment, pledge or encumbrance of any kind of benefits under the Plan shall not be permitted or recognized.

2. The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Ohio.

3. This ARTICLE XII(3) applies only to Covered Participants described in ARTICLE VII(2) of the Plan. It is intended that the Plan shall comply with the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax on a Participant under Section 409A of the Code. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its affiliates, directors, officers, employees nor its advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant or other taxpayer as a result of the Plan. Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); provided that in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the date of the Participant’s death) unless otherwise provided in Treasury Regulation Section 1.409A-3(j). The Committee may also, in its sole discretion, delay the time or form of payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

4. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) and any action taken under the Plan by the Board of Directors, the Committee, the 409A Committee or the Company or its affiliates, in any case in accordance with the terms and conditions of the Plan (and related administrative rules implemented to comply with Section 409A of the Code).

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be executed effective as of the 31st day of December, 2008.

NCR CORPORATION

By:	/s/ Andrea Ledford
Name:	Andrea Ledford
Title:	Senior Vice President, Human Resources

APPENDIX A

The provisions of this Appendix A shall apply to a Participant in the Plan who was a Participant for at least one year prior to September 13, 1991, and who was a Participant and actively employed by the Company or a subsidiary or Affiliate continuously through January 1, 1995.

1. Benefits. Notwithstanding any other provision of the Plan, the Participant’s termination benefits under the Plan shall be determined as follows:

A. Additions to Service

(l) For purposes of this Appendix A, each Participant’s Service as of September 13, 1991, shall be deemed to be increased by sixty (60) months. The Participant’s additional sixty (60) months of Service shall be his or her “Additional Service.” The Participant’s Service together with his or her Additional Service shall be his or her “Deemed Service.”

B. Termination Benefits. The Participant shall be entitled to receive, beginning at the time determined under Article VII of this Plan, the termination benefits set forth in Sections (l), (2) or (3) below:

(l) A Participant who has attained his 65th birthday as of the Termination Date shall be entitled to receive monthly benefits under the Plan in an amount equal to the greater of (a) or (b); minus (c).

(a)	(i) 2.5% of the Participant’s Career Average Monthly Salary multiplied by the number of years of Deemed Service (reduced by the number of years of Additional Service), plus

(ii) 2.5% of the Participant’s Remuneration (as defined below) multiplied by the Participant’s Additional Service.

(b)	2.5% of the Participant’s Career Average Monthly Salary multiplied by the number of years of Deemed Service.

(c)	The Pension Plan Benefit.

(2) Except as provided in paragraph (3) below, a Participant who has not yet attained his 65th birthday as of the Termination Date shall be entitled to receive monthly benefits under the Plan in the amount determined pursuant to paragraph (l) above, reduced by the lesser of (i) 3% for each year, and proportionally for each portion of a year, to the nearest month from the date benefits commence to the Participant’s 62nd birthday, but not more than, in the aggregate, 30%, or (ii) the reduction contained in the table set forth in ARTICLE VI(2) of the Plan.

(3) A Participant designated as an “Executive Participant” by the Board of Directors (an “Executive Participant”) who is under the age of sixty (60) as of September 13, 1991 shall be entitled to receive the greater of (a) or (b) below:

(a)	The benefits calculated under paragraph (2) above.

(b)	50% of the Participant’s Remuneration (as defined below), reduced by 3% for each year, and proportionally for each portion of a year, to the nearest month from the date benefits commence to the Participant’s 62nd birthday, but not more than, in the aggregate, 30%.

(4) Remuneration - shall mean for a Participant other than an Executive Participant, assuming a “Termination Date” within the three-year period immediately following September 13, 1991 that would result in the greatest amount of Remuneration, one twelfth of the sum of (i) the Participant’s highest annual base salary rate in effect immediately prior to the “Termination Date,” (ii) the award that would have been payable to the Participant under the Corporate Management Incentive Compensation Plan (“CMICP”) or any successor plan determined by multiplying by the norm percentage for the “Plan Year” (as defined in CMICP) in which the “Termination Date” occurs the greater of the Participant’s salary or the standard maximum for such Participant’s position and (iii) if applicable, one hundred percent (100%) of the target award that would have been payable to the Participant under the Long-Term Incentive (Performance Unit) Plan (“LTI”) or any successor plan, assuming that one hundred percent (100%) of the performance goals were achieved for the cycle beginning on the January l immediately preceding the “Termination Date.”

- shall mean for an Executive Participant, one twelfth of (a) with respect to a Termination Date following September 13, 1991 and prior to January l, 1997, the sum of (i) the Participant’s highest annual base salary rate in effect immediately prior to the Termination Date, (ii) the award that would have been payable to the Participant under the Corporate Management Incentive Compensation Plan (“CMICP”) or any successor plan determined by multiplying by the norm percentage for the “Plan Year” (as defined in CMICP) in which the Termination Date occurs the greater of the Participant’s salary or the standard maximum for such Participant’s position and (iii) if applicable, one hundred percent (100%) of the target award that would have been payable to the Participant under the Long-Term Incentive (Performance Unit) Plan (“LTI”) or any successor plan, assuming that one hundred percent (100%) of the performance goals were achieved for the cycle beginning on the January l immediately preceding the Termination Date and (b) with respect to a Termination Date subsequent to December 31, 1996, the amount determined under (a) above, assuming the Termination Date within the three-year period immediately following September 13, 1991 that would result in the greatest amount of Remuneration.

C. Change in Status. In the event that, at any time after September 13, 1991 and while in the employ of the Company, a change occurs in the employment status of the Participant as provided in ARTICLE VI(3) of the Plan, then, notwithstanding such change in status, so long as the Participant shall be employed by the Company, or a subsidiary or Affiliate thereof, the Participant shall be treated as a Participant in the Plan and not as a former Participant, and the terms of this Appendix A shall continue to apply.

D. Waiver of Covenant Not to Compete. In the event that the Participant’s employment is terminated pursuant to an Involuntary Termination following September 13, 1991, the provisions of ARTICLE VI(6) of the Plan shall not apply. In the event that the Participant’s employment is terminated for any reason other than an Involuntary Termination following September 13, 1991, the provisions of ARTICLE VI(6) of the Plan shall apply for a period of one (1) year following the Participant’s or former Participant’s Termination Date.

(1) Definition of Involuntary Termination. A termination of employment shall be an Involuntary Termination if it is not the result of a Participant’s death or disability (as defined under the then current disability plan of the Company covering the Participant) and, (i) if by the Company, is not for “Cause” (as defined below), or, (ii) if by the Participant, is for “Good Reason” (as defined below).

(2) Definition of Cause. For purposes of this Appendix A, “Cause” shall mean the Participant’s (i) willfully breaching or failing to perform his or her employment duties or (ii) willfully engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the part of the Participant shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Participant was guilty of conduct set forth in this paragraph and specifying the particulars thereof in detail.

(3) Definition of Good Reason. For purposes of this Appendix A, “Good Reason” shall mean the occurrence, without the Participant’s express written consent, of any of the following circumstances:

(a) The assignment to the Participant of any duties inconsistent with, or any substantial alteration in, such Participant’s status or responsibilities as in effect immediately prior to September 13, 1991, including the imposition of travel obligations which differ materially from required business travel immediately prior to September 13, 1991;

(b) (i) A reduction in the Participant’s annual base salary as in effect immediately before September 13, 1991; (ii) the failure to pay a bonus award to which the Participant is otherwise entitled under the terms of the CMICP, IMICP, LTI or any successor incentive compensation plans at the time at which such awards are usually paid; (iii) the award to the Participant of an annual bonus under CMICP, IMICP or any successor incentive compensation plans substantially less in amount than the annual bonus awarded to such Participant for the last complete fiscal year of the Company ending prior to September 13, 1991; or (iv) the award to the Participant of performance units under the LTI, or any successor plan, which are substantially fewer in number or would yield a substantially lower award than the units awarded to such Participant for the cycle beginning on January l, 1991. Notwithstanding clauses (iii) and (iv) hereof, Good Reason shall not exist if the awards referred to therein are substantially less or fewer, as the case may be, because of the failure to meet objectives based on quantitative performance.

(c) A change in the principal place of the Participant’s employment, as in effect immediately prior to September 13, 1991, to a location more than thirty-five (35) miles distant from the location of such principal place at such time;

(d) The failure by the Company to continue in effect any incentive compensation plan or stock compensation plan in which the Participant participates immediately prior to September 13, 1991, unless an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to the Participant, or the failure by the Company to continue the Participant’s participation in any such incentive or stock compensation plan on the same basis, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to September 13, 1991;

(e) (i) Except as required by law, the failure by the Company to continue to provide to the Participant benefits substantially equivalent, in the aggregate, to those enjoyed by the Participant under the qualified and non-qualified employee benefit and welfare plans of the Company, including, without limitation, the pension, life insurance, medical, dental, health and accident, disability, retirement, savings and profit-sharing plans, in which the Participant was eligible to participate immediately prior to

September 13, 1991; (ii) the taking of any action by the Company which would directly or indirectly materially reduce or deprive the Participant of any other material prerequisite enjoyed by the Participant immediately prior to September 13, 1991; or (iii) the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled under the Company’s vacation policy, past practice or special agreement in effect immediately prior to September 13, 1991;

(f) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Separation Allowance Agreement (the form of which was approved by the Board of Directors at a regularly scheduled meeting on July 20, 1988, and subsequently amended by the Board of Directors on November 29, 1990) between the Company and the Participant, if any; or

(g) Any purported termination of any Participant who has entered into a Separation Allowance agreement which is (i) not effected pursuant to any notices required to be delivered pursuant to said Agreement or (ii) effected pursuant to a notice that does not satisfy the requirements of said Agreement. For purposes of the Plan, no such purported termination shall be effective except as constituting Good Reason.

2. Establishment of Trust. After the change of control of NCR Corporation, the Committee caused the creation and funding of a trust (the “Trust”) to meet the obligations created under the Plan. The Trust is subject to the claims of general creditors of the Company. The trustee of the Trust shall hereinafter be referred to as the “Trustee.” In no event shall a Participant have any greater rights in the assets of the Trust than those of a general unsecured creditor of the Company.

3. Claims for Benefits. The Company shall pay to the Participant all legal fees and expenses reasonably incurred by the Participant in connection with Appendix A of the Plan (including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by such Appendix A, regardless of the outcome unless, in the case of a legal action brought by or in the name of a Participant or former Participant, a court of competent jurisdiction shall have finally determined by a final judgment, order or decree (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected) that such action was not in good faith). In the case of a Covered Participant, any legal fees and expenses reimbursed pursuant to this Appendix A must be incurred during the lifetime of the Covered Participant, and (ii) any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which the Covered Participant incurs the reimbursable legal fees and expenses, (ii) the amount of reimbursable legal fees and expenses that the Company is obligated to pay during any given calendar year shall not affect the amount of reimbursable legal fees and expenses that the Company is obligated to pay or provide during any other calendar year, and (iii) a Covered Participant’s right to have the Company reimburse legal fees and expenses may not be liquidated or exchanged for any other benefit. The following claims procedures shall be applicable to all claims for benefits under the Plan:

1. The Committee shall make the initial determination as to the rights of any Participant or beneficiary under the Plan (“Claimant”) to a benefit under the Plan. Any denial by the Committee of a claim for benefits under the Plan (whether in whole or in part) shall be stated in writing and delivered by mail to the Claimant. Such notice shall set forth the specific reasons for the denial and specific references to any additional material or information necessary for the Claimant to review the reasons for the denial.

2. The Claimant may appeal the Committee’s denial of benefits in whole or in part to the Trustee within 60 days of receiving notice of such denial by the Committee. Such request for review shall be made in writing by mail to the Trustee. The Claimant may submit any information and documentation he believes relevant to his appeal and may request the ability to review pertinent documents of the Company that have not otherwise been made available to him. If the Company does not produce any documents requested by a Claimant, the Trustee shall assume for purposes of its determination that such documents do not have any negative implication with respect to the Claimant’s claim for benefits under the Plan. The burden of proof shall be upon the Company to establish its basis for the denial in whole or in part of a claim.

3. The Trustee shall make a de novo review of the benefit claimed by a Claimant. The Trustee may establish its own procedures within the guidelines set forth herein. Its determination shall be final, conclusive and binding upon the Company and the Claimant. The Claimant and the Company shall have the opportunity to appear before the Trustee to establish their positions with respect to the claimed benefits and to submit any documentation that they want the Trustee to consider. Any such documentation submitted by either party to the Trustee must be made available to the opposing party at least 15 days prior to the final date of submission of position papers and documentation to the Trustee. The Trustee shall render an opinion as to the determination of benefits no later than 60 days after the receipt by the Trustee of all documentation and position papers submitted by the parties.

APPENDIX B

GRANDFATHERED PARTICIPANTS

[Names of individual participants omitted]